[GRAPHIC OMITED]
                                                                    PROGEN
                                                              INDUSTRIES LIMITED


             UNDERWRITING AGREEMENT SIGNED FOR PROGEN LISTED OPTIONS


BRISBANE,  AUSTRALIA  MONDAY  MAY  16, 2005 Progen Industries Limited (ASX: PGL,
NASDAQ: PGLAF) today announced that it has signed an Underwriting Agreement in relation to the ASX listed Options expiring on 31 May 2005 with Emerging Growth Capital Pty Limited, (eG Capital). Accordingly, and provided all conditions of the Underwriting Agreement are met, eG Capital will take up any shortfall that exists if any of the listed Options (ASX:PGLO) remain unexercised following the expiry date.

The exercise of these options will provide an additional $8.93 million in equity funding to the Company. The Company currently has $13.50 million in cash reserves, with the additional funding flowing from the exercise of these Options the Company will be in a strong cash position. Under the terms of the Underwriting Agreement Progen will pay the Underwriter a 5% commission on the transaction totalling $446,000.

Stephen Chang, Progen's Executive Chairman, commented "We are pleased to have secured this Underwriting Agreement and appreciate EG Capital's support in what is currently a difficult market environment. It is especially encouraging given eG Capital is a specialist biotechnology investment bank and that they recognize the long-term value that Progen is trying to build. The additional cash that will be provided will be put to good use and would put us in a strong financial position and allow us greater scope to realize our goals. These goals include further funding for the clinical programs and PI-88 scale-up manufacture and validation, maintaining a strong cash position during our partnering initiatives, in-licensing new potential pipeline products, funding our continuing Drug Design efforts and pursing corporate opportunities for growth."

All of the Directors intend to exercise their listed and unlisted May Option holdings. These transactions will be announced separately and as required in the next few days.

ABOUT  PROGEN:
Progen Industries Limited is an Australian based globally focused biotechnology company committed to the discovery, development and commercialisation of small molecule pharmaceuticals for the treatment of cancer and other serious diseases.

Progen's  three  key  areas  of  focus  are:
- CLINICAL DEVELOPMENT - via a focused clinical trial programme involving its two compounds PI-88 and PI-166.
- DRUG DISCOVERY - projects focusing on the development of potent, selective inhibitors of carbohydrate-protein interactions, which are implicated in many disease processes.
- COMMERCIAL SERVICES - manufacturing of biopharmaceutical products to global standards.


KEYWORDS - Progen, cancer, melanoma, drug discovery, PI-88, angiogenesis, heparanase,

WEB LINKS TO SELECTED RECENT NEWS AND OTHER INFORMATION ABOUT PROGEN:
Open Briefing: MD on strategy           www.progen.com.au/?page=nepress2005.html
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Half Year Financial Release             www.progen.com.au/?page=nepress2005.html
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Scientific Advisory Board for Discovery www.progen.com.au/?page=nepress2005.html
                                        ----------------------------------------
AGM Managing Director's Address         www.progen.com.au/?page=nepress2004.html
                                        ----------------------------------------
PI-88 Receives Orphan Drug Designation  www.progen.com.au/?page=nepress2004.html
                                        ----------------------------------------
PI-88 mode of action                    www.progen.com.au/?page=repi-88.html
                                        ------------------------------------
Progen's drug development pipeline      www.progen.com.au/?page=pihome.html
                                        -----------------------------------
Progen Industries Ltd                   www.progen.com.au
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CONTACTS:
PROGEN INFORMATION:
Linton Burns                            Lewis Lee
Chief Financial Officer                 Managing Director
Progen Industries Limited               Progen Industries Limited
Linton.Burns@progen.com.au              Lewis.Lee@progen.com.au
--------------------------              -----------------------
Ph:  61 7 3273 9100                     Ph: 61 7 3273 9100




This press release contains forward-looking statements that are based on current management expectations. These statements may differ materially from actual future events or results due to certain risks and uncertainties, including without limitation, risks associated with drug development and manufacture, risks inherent in the extensive regulatory approval process mandated by the United States Food and Drug Administration and the Australian Therapeutic Goods Administration, delays in obtaining the necessary approvals for clinical testing, patient recruitment, delays in the conduct of clinical trials, market acceptance of PI-88, PI-166 and other drugs, future capitals needs, general economic conditions, and other risks and uncertainties detailed from time to time in the Company's filings with the Australian Stock Exchange and the United States Securities and Exchange Commission. Moreover, there can be no assurance that others will not independently develop similar products or processes or design around patents owned or licensed by the Company, or that patents owned or licensed by the Company will provide meaningful protection or competitive advantages.